As filed with the Securities and Exchange Commission on November 25, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCOR

(Exact Name of Registrant as Specified in its Charter)

The Republic of France (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

1, Avenue du Général de Gaulle
92800 Puteaux, France

(Address Principal Executive Offices)

2005 Stock Award Plan (Foreign)
(Full Title of the Plan)

Maxine Verne, Esq.

SCOR U.S. Corporation

199 Water Street

New York, NY 10038-3526

(Name and Address of Agent for Service)

(212) 884-9003

(Telephone Number, including Area Code, of Agent for Service)

Copies to:
Armand Grumberg, Esq. Adrian J.S. Deitz, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 68, rue du Faubourg Saint-Honoré 75008 Paris France +33 1 55 27 11 00	Emmanuelle Rousseau SCOR GROUP 1, Avenue du Général de Gaulle Puteaux France +33 1 46 98 71 70
____________________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per security(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Ordinary Shares, nominal value €0.78769723 per share	850,000	$2.04	$1,734,000	$204.09

(1)

American Depositary Shares ("ADSs") issuable upon deposit of the Ordinary Shares have been registered under separate Registration Statements on Form F-6 (File No. 333-05684 and File No. 333-112953). Each ADS represents one (1) Ordinary Share.

(2)

Consists of the maximum number of Ordinary Shares which will be deliverable pursuant to the SCOR 2005 Stock Award Plan (the "Plan"). The amount being registered also includes an indeterminate number of Ordinary Shares which may be offered as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act").

(3)

Pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share, maximum aggregate offering price and amount of the registration fee have been computed on the basis of €1.73, the average of the high and low sales prices of the Ordinary Shares on Euronext Paris on November 23, 2005, converted to U.S. Dollars at a rate of $1.1799 per € 1, the Federal Reserve Bank of New York Noon Buying Rate on November 23, 2005.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b). These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") will automatically update and supersede this information. The documents listed below have been filed with or furnished to the Commission by SCOR, and are incorporated herein by reference:

(a)            The Annual Report on Form 20-F of the Registrant for the year ended December 31, 2004 (Commission File No. 001-14518).

(b)            The Report(s) on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on the following date(s): May 23, 2005; June 2, 2005; June 24, 2005; July 13, 2005; August 18, 2005; August 26, 2005; October 3, 2005; and November 18, 2005 (Commission File No. 001-14518).

(c)            The description of Ordinary Shares and American Depositary Shares contained in the Registration Statement on Form 8-A, dated October 1, 1996, as such description has been amended by Amendments 1 and 2 on Form 8-A/A filed with the Commission on December 12, 2003 and May 18, 2004, respectively, and including any other amendment or report filed for the purpose of updating such description (Commission File No. 001-14518).

All documents subsequently filed by SCOR pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and, to the extent designated therein, certain reports on Form 6-K filed or furnished by SCOR, prior to the filing of a post-effective amendment that indicates that all the Ordinary Shares and/or American Depositary Shares offered hereby have been sold or that deregisters all Ordinary Shares and/or American Depositary Shares then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement from the date of filing or furnishing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Ordinary Shares will be passed upon for us by Emmanuelle Rousseau, our General Counsel. Ms. Rousseau is a full time employee of SCOR and is eligible to participate in certain of our employee benefit plans and receive Ordinary Shares thereunder. Ms. Rousseau holds less than 0.01% of our outstanding Ordinary Shares as of the date hereof.

Item 6. Indemnification of Directors and Officers.

French law prohibits the registrant from entering into indemnification agreements with its directors and officers providing for limitations on personal liability for damages and other costs and expenses that may be incurred by directors and officers arising out of or related to acts or omissions in such capacity. French law also prohibits the registrant from providing for limitation of liability of a Director. Generally, under French law, directors and officers will not be held personally liable for decisions taken diligently and in the corporate interest of the registrant.

The registrant has contracted liability insurance for its directors and officers and for all the directors and officers of its subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Incorporation by Reference to
4.1	2005 Stock Award Plan	Filed herewith
4.2	Form of Grant Letter	Filed herewith
4.3	Translation from French into English of SCOR's Memorandum and Articles of Association, as last amended on May 18, 2004	Exhibit 1.1 of SCOR's Annual Report on Form 20-F for the year ended December 31, 2004 (File No. 001-14518)
4.4

Form of Deposit Agreement, dated as of October 8, 1996, as amended and restated as of December 1, 2003, among SCOR, The Bank of New York as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued thereunder

Exhibit 1 of SCOR's Registration Statement on Form F-6 filed with the Commission on February 19, 2004 (File No. 333-112953)
5.1	Opinion of the SCOR General Counsel	Filed herewith
23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of the SCOR General Counsel (contained in Exhibit 5.1)	Filed herewith
24.1	Power of Attorney	Included on the signature pages to this Registration Statement

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paris and the Republic of France, on November 25, 2005.

SCOR

By: /s/ Denis Kessler

Name:	Denis Kessler
Title:	Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Denis Kessler, Patrick Thourot, Christophe Le Bars and Emmanuelle Rousseau and each of them, jointly and severally, the undersigned's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, in the undersigned's name and in the capacity indicated below, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do all other acts and things requisite or necessary to be done, and to execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or the undersigned's substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Denis Kessler Denis Kessler	Chairman and Chief Executive Officer (Principal Executive Officer)	November 25, 2005

/s/ Marcel Kahn Marcel Kahn	Chief Financial Officer	November 25, 2005

/s/ Aymeric Oudin Aymeric Oudin	Principal Accounting Officer	November 25, 2005

/s/ Michele Aronvald Michele Aronvald	Director	November 25, 2005

/s/ Helman le Pas de Secheval Helman le Pas de Secheval	Director	November 25, 2005

/s/ Antonio Borges Antonio Borges	Director	November 25, 2005

/s/ Allan Chapin, Esq. Allan Chapin, Esq.	Director	November 25, 2005

/s/ Daniel Havis Daniel Havis	Director	November 25, 2005

/s/ Yvon Lamontagne Yvon Lamontagne	Director	November 25, 2005

/s/ Daniel Lebegue Daniel Lebegue	Director	November 25, 2005

/s/ Andre Levy-Lang Andre Levy-Lang	Director	November 25, 2005

/s/ Herbert Schimetschek Herbert Schimetschek	Director	November 25, 2005

/s/ Jean-Claude Seys Jean-Claude Seys	Director	November 25, 2005

/s/ Jean Simmonet Jean Simmonet	Director	November 25, 2005

/s/ Claude Tendil Claude Tendil	Director	November 25, 2005

/s/ Daniel Valot Daniel Valot	Director	November 25, 2005

/s/ Carlo Acutis Carlo Acutis	Director	November 25, 2005

SCOR U.S. CORPORATION
Authorized U.S. Representative

/s/ Maxine Verne Maxine Verne	Senior Vice President, General Counsel and Corporate Secretary	November 25, 2005